Exhibit 99.1

Enerpulse Technologies Announces Second Quarter Highlights and Results

ALBUQUERQUE, NM--(Marketwired - Aug 13, 2015) - Enerpulse Technologies (OTCQB: ENPT) manufacturer of Pulstar® spark plugs, announced today its financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights

•	Sales revenue is up 11.9% for the second quarter.
•	Sales revenue is up 12.6% year to date through June 30th.
•	Gross profit is up 318% for the second quarter.
•	Gross Profit is up 477% year to date through June 30th.
•	Margins improved over prior year same period to 40.9% for second quarter.

Corporate Update for Second Quarter Ended June 30, 2015:

"The second quarter was very successful for Enerpulse Technologies," commented Joe Gonnella, Chief Executive Officer of Enerpulse Technologies, "We strengthened our commercial organization with hiring Matt Ingram as Vice President of Sales, initiated a very effective marketing initiative in the performance vehicle and motorcycle segments and advanced our positions in the natural gas and automotive OEM verticals."

Mr. Gonnella continued, "Our marketing initiative, focused on performance vehicle and motorcycle verticals, is working. In Q-2, 2015, our year over year sales continued to improve. In addition, Hoer Racing, a PWA member, recently placed their first stocking order as a new distributor focused on the performance vehicle segment. Our milestone to finalize product design revisions to meet service life requirements in the highly lucrative Natural Gas industrial engine segment is near completion. Customer field testing will commence in early Q-4, 2015 with commercial sales expected in late Q-4, 2015 or early Q-1, 2016. We also continue to engage automotive and Natural Gas engine OEM's with collaborative testing which will generate greater shareholder value in the long term."

For more information call 888-800-6700 or please visit www.enerpulse.com.

Results for Three Months Ended June 30, 2015:

For the three months ended June 30, 2015, the Company reported revenue of $104 thousand, an increase of 11.9% compared to $93 thousand for the three months ended June 30, 2014. The increase in revenue was, primarily due to spring marketing campaign and new distribution.

Gross profit increased by 318% to $43 thousand for the three months ended June 30, 2015 compared to $10 thousand for the three months ended June 30, 2014 as a result of the increase in sales offset by decreased costs of sales driven by manufacturing process improvements, improved labor utilization and improved design and operating procedure related to the release of Pulstar with PlasmaCore. The gross profit margin was 40.9% for the three months ended June 30, 2015, which is higher than that of 10.8% for the three months ended June 30, 2014, due primarily to the favorable impact of the above factors on the period ended June 30, 2015.

Selling, general and administrative expenses decreased by 21.6% from $1,069 thousand for the three months ended June 30, 2014 to $838 thousand for the three months ended June 30, 2015. The decrease is primarily as a result of additional expense in 2014 due to re-pricing and accelerated vesting of outstanding stock options to purchase approximately 676,000 shares of our common stock previously granted to officers, directors, employees and consultants, which resulted in additional stock-based compensation of approximately $32,000, as well as approximately $293,000 associated with accelerating the unvested stock-based awards granted prior to that date.

As of June 30, 2015, we had cash and cash equivalents on hand of $1,420 thousand and working capital of $1,385 thousand. We expect this amount to be sufficient to meet our operating and capital requirements until late 2015, and intent to use these funds for general corporate purposes, including salaries, development and commercial activity, and for working capital. Management's plans are to secure additional funding to cover working capital needs until positive cash flow from operations occurs, which is anticipated to commence in early 2016.

About ENERPULSE (OTCQB: ENPT)

Enerpulse Technologies, Inc. is a publicly traded company headquartered in Albuquerque, N.M. Founded in 2004; the company develops and manufactures ultra-high performance, low emissions ignition products through the application of pulse power technology. For more information, visit www.enerpulse.com.

Safe Harbor / Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Information provided by the Company such as online or printed documents, publications or information available via its website may contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," and similar words. These statements may include, among others, plans, strategies, and objectives of management for future operations, marketing and sales; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,419,543	$17,077
Accounts receivable, net	93,982	73,572
Inventory	293,413	337,297
Other current assets	82,377	22,981
Total current assets	1,889,315	450,927
Intangible assets, net of accumulated amortization of $145,126 (2015) and $128,444 (2014)	474,440	483,982
Property and equipment, net	147,234	173,963
Other assets	9,413	118,557
Total assets	$2,520,402	$1,227,429

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$323,806	$554,747
Accrued expenses	155,277	135,968
Current portion of capital lease obligations	24,737	24,737
Total current liabilities	503,820	715,452
Long-Term Liabilities
Capital lease obligations, net of current portion	8,929	20,778
Notes payable, net of offering costs and discounts	1,452,410	248,225
Warrants liability	1,395,328	817,250
	2,856,667	1,086,253
Total liabilities	3,360,487	1,801,705

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, 10,000,000 shares authorized; no shares issued and outstanding; $0.001 par value	-	-
Common stock, 100,000,000 shares authorized; 15,022,381 and 13,732,381 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively; $0.001 par value	15,023	13,733
Additional paid-in capital	27,860,739	26,812,046
Note receivable, related party	(205,122)	(204,100)
Accumulated deficit	(28,510,725)	(27,195,955)
Total stockholders' deficit	(840,085)	(574,276)
Total liabilities and stockholders' deficit	$2,520,402	$1,227,429

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Sales	$104,491	$93,365	$214,449	$190,529
Cost of sales	61,791	83,150	119,098	173,994
Gross profit	42,700	10,215	95,351	16,535
Selling, general and administrative expenses	848,983	1,068,931	1,474,246	1,767,407
Loss from operations	(806,283)	(1,058,716)	(1,378,895)	(1,750,872)
Other income (expense), net
Fair value adjustments of derivative liabilities	(443,152)	(322,733)	319,478	(322,733)
Interest	(47,915)	(8,614)	(68,924)	(11,294)
Amortization of debt discount	(170,053)	-	(233,491)	-
Other income (expense)	511	(74,852)	47,062	(82,282)
Other income (expense), net	(660,609)	(406,199)	64,125	(416,309)
Net loss	$(1,466,892)	$(1,464,915)	$(1,314,770)	$(2,167,181)

Net loss per common share (basic and diluted)	$(0.10)	$(0.13)	$(0.09)	$(0.22)
Net loss per puttable common share (basic and diluted)	$-	$(0.13)	$-	$(0.22)

Weighted average number of shares outstanding (basic and diluted) - common	15,006,226	10,930,183	14,421,442	9,837,353
Weighted average number of shares outstanding (basic and diluted) - puttable common	-	131,287	-	131,287

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2015	2014

Cash Flows From Operating Activities
Net loss	$(1,314,770)	$(2,167,181)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	88,843	399,192
Amortization	16,682	14,730
Depreciation	27,081	25,542
Amortization of repricing of warrants on notes payable	-	52,005
Amortization of debt discounts	233,491	-
Loss on modification of derivative liabilities	-	31,356
Fair value adjustments of derivative instruments	(319,478)	322,733
Interest on note receivable, related party	(1,022)	(1,011)
Provision for doubtful accounts	8,971	2,210
Provision for obsolete: Inventory	19,535	-
Loss on disposal of equipment	8,000	-
Changes in operating assets and liabilities:
Accounts receivable	(29,381)	35,516
Inventory	24,349	(24,171)
Accounts payable	(122,198)	(141,928)
Accrued expenses	19,309	(436)
Other	(9,995)	3,085
Net cash used in operating activities	(1,350,583)	(1,448,358)

Cash Flows From Investing Activities
Purchase of property and equipment	(8,352)	(24,522)
Purchase of intangible assets	(7,140)	(41,217)
Net cash used in investing activities	(15,492)	(65,739)

Cash Flows From Financing Activities
Proceeds from issuance of common stock and related warrants, net of offering costs	-	3,116,966
Proceeds from notes payable, net of offering costs	2,830,390	230,000
Payments on capital lease and notes payable	(61,849)	(234,893)
Net cash provided by financing activities	2,768,541	3,112,073
Net increase in cash and cash equivalents	1,402,466	1,597,976
Cash and cash equivalents at beginning of year	17,077	281,607
Cash and cash equivalents at end of year	$1,419,543	$1,879,583

Supplement cash flow information:
Cash paid for interest	$2,763	$11,294

Noncash investing and financing activities:
Warrants issued related to offering costs	$137,655	$119,570
Common stock issued related to debt offering costs	$160,000	$-
Common stock issued related to consulting agreement	$98,000	$-
Deferred offering costs capitalized in 2014	-	65,771
Adjustment resulting from change in value of puttable common stock	-	93,780
Equipment acquired under capital lease	$-	$21,595

See notes to accompanying unaudited consolidated financial statements.

For further information, contact:
Heather Tausch
Director of Marketing and Communications
505-999-2005
Email Contact